As filed with the Securities and Exchange Commission on December 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THIRD COAST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	46-2135597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20202 Highway 59 North, Suite 190 Humble, Texas	77338
(Address of Principal Executive Offices)	(Zip Code)

Third Coast Bancshares, Inc. 2017 Director Stock Option Plan

Third Coast Bancshares, Inc. 2013 Stock Option Plan

Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan

(Full title of the plans)

Bart O. Caraway

Chairman, President and Chief Executive Officer

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, TX 75201

(214) 855-3906

(214) 855-8200 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share
Outstanding under the Third Coast Bancshares, Inc. 2013 Stock Option Plan (Options)	280,400(2)	$12.80(8)	$3,589,120.00	$332.71
Outstanding under the Third Coast Bancshares, Inc. 2017 Director Stock Option Plan (Options)	184,000(3)(4)	$16.33(9)	$3,004,720.00	$278.54
Outstanding under the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan (Options)	849,774(5)	$19.82(10)	$16,842,520.68	$1,561.30
Shares reserved for future issuance under the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan	123,450(6)(7)	$26.99(11)	$3,331,915.50	$308.87
Total	1,437,624		$26,768,276.18	$2,481.42

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the Third Coast Bancshares, Inc. 2017 Director Stock Option Plan (the “2017 Plan”), the Third Coast Bancshares, Inc. 2013 Stock Option Plan (the “2013 Plan”) and the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”, and together with the 2017 Plan and the 2013 Plan, the “Plans”) as a result of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transactions or events involving the registrant.

(2)	Represents 280,400 shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2013 Plan.
(3)

Represents 184,000 shares of Third Coast Bancshares, Inc.’s common stock, par value $1.00 per share (“Common Stock”), reserved for issuance pursuant to outstanding stock option awards under the 2017 Plan.

(4)

Pursuant to the terms of the 2017 Plan, any shares of Common Stock subject to outstanding awards granted under the 2017 Plan that are canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the award, settled in cash or otherwise terminated without delivery of the shares to the participant, will become available for future issuance pursuant to the 2017 Plan.

(5)	Represents 849,774 shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2019 Plan.
(6)

Pursuant to the terms of the 2013 Plan and the 2019 Plan, any shares of Common Stock subject to outstanding awards originally granted under the 2013 Plan or the 2019 Plan that are canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the award, settled in cash or otherwise terminated without delivery of the shares to the participant, will become available for future issuance pursuant to the 2019 Plan.

(7)	Represents 123,450 shares of Common Stock available for issuance in connection with future awards under the 2019 Plan.
(8)

Calculated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $12.80 per share, which is the weighted average exercise price of the outstanding stock option awards under the 2013 Plan.

(9)

Calculated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $16.33 per share, which is the weighted average exercise price of the outstanding stock option awards under the 2017 Plan.

(10)

Calculated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $19.82 per share, which is the weighted average exercise price of the outstanding stock option awards under the 2019 Plan.

(11)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based upon a price of $26.99 per share, which is the average of the high and low prices of shares of Common Stock on the NASDAQ Global Select Market on December 3, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I of Form S-8 have been or will be delivered to participants in the Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. Such documents need not be filed with the Commission either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Third Coast Bancshares, Inc. (the “Company”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Company’s prospectus filed on November  9, 2021 pursuant to Rule 424(b)(4) under the Securities Act relating to the Company’s Registration Statement on Form S-1 (File No. 333-260291), which contains audited financial statements for the Company’s latest fiscal year;

(b) the description of the Company’s common stock, par value $1.00 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 5, 2021 (File No. 001-41028), together with any amendment thereto filed with the Commission for the purpose of updating such description; and

(c) the Company’s Current Report on Form 8-K filed with the Commission on November 17, 2021 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. The Company’s first amended and restated certificate of formation provides that its directors are not liable to the Company or its shareholders for monetary damages for an act or omission in their capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to the Company or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Further, the Company’s first amended and restated certificate of formation and first amended and restated bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by law. The Company is also expressly required to advance certain expenses to its directors and officers. The Company may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. The Company believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The Company has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law, including but not limited to, indemnification against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with a proceeding in which the officer or director is involved by reason of his or her relation to the Company. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee except where such indemnification is prohibited by applicable law, subject to reimbursement to the Company in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Company’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Reference is made to Item 9 below for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	First Amended and Restated Certificate of Formation of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the Commission on October 15, 2021)

4.2	First Amended and Restated Bylaws of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the Commission October 15, 2021)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 filed with the Commission on October 15, 2021)

5.1*	Opinion of Norton Rose Fulbright US LLP

23.1*	Consent of Whitley Penn LLP

23.2*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included as part of signature page to this Registration Statement)

99.1	Third Coast Bancshares, Inc. 2013 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 filed with the Commission on October 15, 2021)

99.2	Third Coast Bancshares, Inc. 2017 Director Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 filed with the Commission on October 15, 2021)

99.3	Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Form S-1 filed with the Commission on October 15, 2021)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Humble, State of Texas, on December 8, 2021.

THIRD COAST BANCSHARES, INC.

By:	/s/ Bart O. Caraway
Name: Bart O. Caraway
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bart O. Caraway and R. John McWhorter, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Bart O. Caraway Bart O. Caraway	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 8, 2021

/s/ R. John McWhorter R. John McWhorter	Chief Financial Officer (Principal Financial and Accounting Officer)	December 8, 2021

/s/ Carolyn Bailey	Director	December 8, 2021
Carolyn Bailey

/s/ Martin Basaldua	Director	December 8, 2021
Martin Basaldua

/s/ Dennis Bonnen	Director	December 8, 2021
Dennis Bonnen

/s/ W. Donald Brunson	Director	December 8, 2021
W. Donald Brunson

/s/ Norma J. Galloway	Director	December 8, 2021
Norma J. Galloway

/s/ Troy A. Glander	Director	December 8, 2021
Troy A. Glander

/s/ Shelton J. McDonald	Director	December 8, 2021
Shelton J. McDonald

/s/ Joseph L. Stunja	Director	December 8, 2021
Joseph L. Stunja

/s/ Reagan Swinbank	Director	December 8, 2021
Reagan Swinbank